SAMUEL F. MAY, JR. CPA
20283 State Road 7, Suite 300
Boca Raton, Florida 33498
Office: (561) 487-0670

Global Business Resources, Inc.
22154 Martella Avenue
Boca Raton, FL 33433

Ladies and Gentlemen:

We hereby consent to the use in this Registration Statement of Global Business Resources, Inc. on Form SB-2 of our report dated August 1, 2002, on the financial statements of Global Business Resources, Inc., appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the headings “Selected Financial Data” and “Experts” in such Prospectus.

/s/   Samuel F. May, Jr., CPA

Samuel F. May, Jr.